Exhibit 33.1

John Deere Capital Corporation’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria

The undersigned has caused an assessment to be made of John Deere Capital Corporation and its subsidiaries’ compliance with the servicing criteria set forth in Regulation AB.

John Deere Capital Corporation (the “Asserting Party”) is responsible for assessing compliance as of October 31, 2011 and for the period ending October 31, 2011 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations, except for those portions of criteria 229.1122(d)(1)(iii) pertaining to maintaining a back-up servicer, (d)(1)(iv) requirements of a fidelity bond and errors and omissions insurance, (d)(2)(vi) safeguarding of checks, (d)(2)(ii) and (d)(3)(ii) – (iii) pertaining to the actual disbursement or remittance of funds to investors (which disbursement is the responsibility of a different party participating in the servicing function), and (d)(4)(ix) – (xiii) and (xv), which the Asserting Party has concluded are not applicable to the servicing activities it and its subsidiaries perform with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”).  The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as servicer and any of its subsidiaries served as sub-servicer that are backed by the same asset type backing the asset backed securities that were completed after January 1, 2006 (being the  John Deere Owner Trust 2009 securities issued June 9, 2009, the John Deere Owner Trust 2009-B securities issued October 9, 2009, the John Deere Owner Trust 2010 securities issued April 22, 2010 and the John Deere Owner Trust 2011 securities issued April 20, 2011) and registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party has assessed its and its subsidiaries’ compliance with the Applicable Servicing Criteria as of  October 31, 2011 and for the period November 1, 2010 to October 31, 2011 and has concluded that the Asserting Party and its subsidiaries have complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned’s assessment of compliance with the Applicable Servicing Criteria as of October 31, 2011, and for the Reporting Period as set forth in this assessment.

John Deere Capital Corporation

Date: January 13, 2012	By:	/s/ James A. Israel
James A. Israel
President